DATED                                                          1998



















                       THE HUNTINGDON LIFE SCIENCES GROUP

                         UNAPPROVED SHARE OPTION SCHEME



















                                 Charles Russell
                              8-10 New Fetter Lane
                                 London EC4A 1RS

                               Ref: TL/MC/25407/3

                                      INDEX


                          (for reference purposes only)


Rule     Heading                                                Page Number


1.       DEFINITIONS AND INTERPRETATION                              1

2.       GRANT OF OPTIONS                                            6

3.       SCHEME LIMITS                                               9

4.       PERSONAL LIMITS                                             9

5.       EXERCISE AND LAPSE OF OPTIONS                              10

6.       TAKEOVERS AND LIQUIDATIONS                                 12

7.       VARIATION OF SHARE CAPITAL                                 13

8.       MANNER OF EXERCISE OF OPTIONS                              14

9.       TAXATION                                                   15

10.      ADMINISTRATION AMENDMENT AND TERMINATION                   16

SCHEDULE 1                                                          18
----------

SCHEDULE 2                                                          20
----------

SCHEDULE 3                                                          21
----------

                   RULES OF THE HUNTINGDON LIFE SCIENCES GROUP

                         UNAPPROVED SHARE OPTION SCHEME


                             Adopted on       1998

1.   DEFINITIONS AND INTERPRETATION

1.1 In these Rules the following words and expressions shall (except where the context otherwise requires) have the following meanings:

     "Act"                         the Companies Act 1985;

     "Announcement Date"           the date on which the annual or half-yearly
                                   results of the Company are announced;

     "Appropriate Period"          (i)  if the circumstances in Rule 6.1 apply
                                        the period of six months beginning
                                        with the date on which  the  person
                                        making  the  offer has obtained
                                        Control   of   the Company   and  any
                                        condition  subject to which the offer
                                        is made  has  been satisfied;

                                  (ii)   if the  circumstances  in
                                         Rule 6.2 apply the  period   of  six
                                         months  beginning  with  the date on
                                         which  the Reconstruction
                                         Scheme  is sanctioned  by the Court;

                                  (iii)  if  the  circumstances  in
                                         Rule 6.3 apply the  period during
                                         which  the  person remains  bound or
                                         entitled  to  acquire any shares
                                         in the Company;

         "Associated Company"      the same meaning as in Section 416 of the
                                   Taxes Act;

         "Auditors"                the auditors for the time being of the
                                   Company appointed pursuant to section 384 of the Act and acting as experts and not as arbitrators;

         "Board" the Board of directors for the time being of the Company or a duly appointed committee thereof at which a quorum is present;

         "Company"                 Huntingdon  Life  Sciences  Group plc
                                   (registered  in  England  and Wales number
                                   502370);

         "Company                  Share  Schemes"  the Scheme
                                   and any other share  option
                                   or  profit   sharing  share
                                   scheme of the Company or of
                                   any   Associated    Company
                                   whether or not  approved by
                                   the Inland Revenue;

         "Control"                 the same meaning as in  Section 840 of the
                                   Taxes Act and  the expression
                                   "controlled" shall be construed accordingly;

         "Date of Adoption"        1998 being the date of adoption of this
                                   Scheme by the Company;

         "Date of Grant"           in relation to any Option means the date on
                                   which the Option is granted or was or is to be granted under the Scheme;

         "Dealing Day"             a day on which the London Stock Exchange is
                                   open for business;

         "Eligible Participant"    (a) an employee  who is a director of a
                                       Participating  Company who is required
                                       by his contract of employment to devote substantially the whole of his working time to the business of the Group; or

                                   (b)  any  other  employee  of  a
                                        Participating  Company  who
                                        is required by his contract
                                        of   employment  to  devote
                                        substantially  the whole of
                                        his  working  time  to  the
                                        business of the Group;

         "Expected                      Retirement  Date"  the date
                                        on   which   an    Eligible
                                        Participant  is expected to
                                        retire in  accordance  with
                                        the  terms of his  contract
                                        of   employment    with   a
                                        Participating Company;

         "Founder Option"               an option granted under Rule 2.1 as
                                        appropriate an 'A' Option, a 'B' Option, a 'C' Option or a 'D' Option;

         "Group"                        the Company and company under the
                                        Control of the Company;

         "London Stock Exchange"        the London Stock Exchange Limited;

         "Market Value"                 in respect of any Share on any day means
                                        either:

                                       (a)      (when  on that day
                                                the shares of that
                                                class  are  listed
                                                on  the   official
                                                list of the London
                                                Stock    Exchange)
                                                the middle  market
                                                quotation  of such
                                                a Share as derived
                                                from   the   Daily
                                                Official  List  of
                                                the  London  Stock
                                                Exchange  for  the
                                                Dealing        Day
                                                immediately
                                                preceding     that
                                                day; or

                                       (b)      in all other cases
                                                the  market  value
                                                of such a Share as
                                                determined      in
                                                accordance    with
                                                the  provisions of
                                                part  VIII  of the
                                                Taxation        of
                                                Chargeable   Gains
                                                Act 1992;

         "Option"                        a right  to  subscribe  for
                                         Shares  granted  (or  to be
                                         granted) in accordance with
                                         these  Rules  and where the
                                         context so  requires  shall
                                         include  a  Founder  Option
                                         and New Options  granted as
                                         consideration    for    the
                                         release  of Old  Options in
                                         accordance with Rule 6;

         "Option Agreement"              the  agreement  dated [ ] 1998 and
                                         made  between  the  Company  (1) and
                                         Andrew H Baker(2);

         "Option Holder" any person who has been granted an Option or where the context requires a person becoming entitled to an Option in consequence of the death of an Option
                                         Holder;

         "Option                         Period"  in  respect of any
                                         Option,    other   than   a
                                         Founder  Option  the period
                                         between  the  Date of Grant
                                         and the first date on which
                                         the     Option      becomes
                                         exercisable  in  accordance
                                         with    the     Performance
                                         Conditions   set   by   the
                                         Remuneration      Committee
                                         pursuant to Rule 2.7;

         "Participating                  Company"  the  Company  and
                                         any other  company of which
                                         the Company has Control and
                                         which is for the time being
                                         authorised      by      the
                                         Remuneration  Committee  to
                                         participate in this Scheme;

         "Performance Conditions"        the conditions imposed by the
                                         Remuneration  Committee in respect of
                                         an Option,  other than a Founder
                                         Option, pursuant to Rule 2.7;

         "Remuneration                   Committee"   the  committee
                                         consisting wholly or mainly
                                         of non-executive  directors
                                         of the  Company and chaired
                                         by a non-executive director
                                         and      having      formal
                                         responsibility    for   the
                                         operation of the Scheme;

         "Rules" the rules of the Scheme as set out herein and as amended from time to time;

         "Scheme" the employee share option scheme constituted and governed by these Rules as from time to time amended;

         "Share"                         an ordinary share of 5p in the capital
                                         of the Company;

         "Subscription                    Price"  the  price at which
                                          each  Share  subject  to an
                                          Option may be  acquired  on
                                          the exercise of that Option
                                          being (subject to Rules 6.4
                                          and  7) in  the  case  of a
                                          Founder  Option  12.5 pence
                                          per   Share  and  in  every
                                          other  case not lower  than
                                          the higher of:

                                          (i) the nominal value of a Share; and

                                          (ii) the Market Value of a Share on
                                               the Date of Grant;

         "Subsisting Option"              an Option to the extent that it has
                                          not been exercised, lapsed or
                                          cancelled;

         "Tax                             Liability" any liability of
                                          the  Company or any company
                                          which  Controls or is under
                                          the  Control of the Company
                                          to  account  for any income
                                          tax   National    Insurance
                                          contributions  or other tax
                                          arising in  relation to the
                                          grant,  exercise  or  other
                                          dealing with or in relation
                                          to an Option;

         "Taxes Act"                      the Income and Corporation Taxes Act
                                          1988;

         "Total                           Remuneration"  in  relation
                                          to any Eligible Participant
                                          and  in  any  period  where
                                          that  Eligible  Participant
                                          is an  employee  or officer
                                          of a Participating  Company
                                          the remuneration (exclusive
                                          of  benefits  in kind) paid
                                          or payable to that Eligible
                                          Participant      by     the
                                          Participating  Company  and
                                          all Associated Companies of
                                          that Participating  Company
                                          in that period; and

         "Year of Assessment"             a year beginning on any 6 April and
                                          ending on the following 5 April.

1.2 Any reference in these Rules to any provision of any Act of Parliament or any subordinate legislation made pursuant to any Act of Parliament shall be deemed to be a reference to such Act of Parliament or subordinate legislation as amended modified or re-enacted (whether before or after the date hereof).

1.3 In these Rules words incorporating the masculine gender only include the feminine and neuter genders and words incorporating the singular number only include the plural and vice versa.

1.4 Rule headings are for ease of reference only and do not affect the construction or interpretation of these Rules.

1.5 References to writing shall include typewriting printing lithography photography and facsimile messages and other modes of reproducing words in a legible and non-transitory form.

2.   GRANT OF OPTIONS

2.1 Subject to the limitations and conditions hereinafter contained, the Remuneration Committee shall on or as soon as reasonably practicable after the Date of Adoption grant, without consideration four Options each at the Subscription Price and over an equal number of Shares as shall be determined by the Remuneration Committee to such Eligible Participants selected at its discretion and each such Option shall be designated as an 'A' Option, a 'B' Option, a 'C' Option and a 'D' Option respectively provided that no Founder Option shall be granted after 31 December 1998.

2.2 The exercise of a Founder Option shall be subject to the following conditions:

      2.2.1 the 'A' Option shall become exercisable on the seventh consecutive Dealing Day on which, but not until, the Market Value of a Share is 25 pence per Share;

      2.2.2 the 'B' Option shall become exercisable on the seventh consecutive Dealing Day on which, but not until, the Market Value of a Share is 50 pence per Share;

      2.2.3 the 'C' Option shall become exercisable on the seventh consecutive Dealing Day on which, but not until, the Market Value of a Share is 75 pence per Share; and

      2.2.4 the 'D' Option shall become exercisable on the seventh consecutive Dealing Day on which, but not until, the Market
                  Value of a Share is 100 pence per Share

       provided that the Market Value of a Share on any Dealing Day before 1st January 1999 shall be ignored in applying the above conditions and, subject to Rules 5.4, 5.5, 6, a Founder Option shall not be exercisable before the third anniversary of a Date of Grant. For the avoidance of doubt a Founder Option shall be exercisable in accordance with the rules of this Scheme if the condition applicable to that Founder Option under this Rule 2.2 has been previously satisfied regardless of the Market Value of a Share on the date on which the Founder Option is exercised.

2.3 Subject to Rule 2.1 the limitations and conditions hereinafter contained and unless prohibited by law the Remuneration Committee on behalf of the Company may, in its absolute discretion, within a period of 42 days immediately following an Announcement Date or Date of Adoption grant without consideration Options to any number of Eligible Participants provided that:

         2.3.1 no Eligible Participant shall be entitled as of right to the grant of an Option;

         2.3.2 no Option may be granted to an Eligible Participant within 2 years preceding his Expected Retirement Date; and

         2.3.3 no Option may be granted under this Scheme after the tenth anniversary of the Date of Adoption.

2.4   An Option shall be granted by a resolution of the Remuneration Committee.

2.5 Notwithstanding the provisions of Rule 2.3 the Remuneration Committee may grant Options outside the 42 day period mentioned therein in circumstances which the Remuneration Committee in its absolute discretion deems sufficiently exceptional to justify the grant of Options at that time.

2.6 An Option Holder may, within a period of twenty one days immediately following the Date of Grant renounce by notice in writing to the Company his Option in respect of all or any part of the Shares subject of the Option.

2.7 Each Option, other than a Founder Option, shall be granted so that its exercise shall be subject to such objective conditions ("Performance Conditions") (not inconsistent with the provisions of the Scheme ) as the Remuneration Committee may in its absolute discretion think fit provided that:

      2.7.1 such conditions shall be designed to ensure that the exercise of an Option is made subject to the attainment of a significant and sustained improvement in the underlying financial performance of the Company during the Option Period;

      2.7.2 such conditions shall not be inconsistent with the provisions of the Scheme and may be waived or amended if an event occurs which causes the Remuneration Committee to consider that such Performance Conditions could not fairly or reasonably be met, provided that any amended conditions should be neither more difficult nor easier to satisfy than the original Performance Conditions were intended to be at the time of their imposition; and

      2.7.3 such conditions shall extend over a continuous period of at least three years.

2.8 The Remuneration Committee may in its absolute discretion impose conditions on the grant of an Option, other than a Founder Option, restricting the number of Shares in respect of which an Option may be exercised on any one occasion.

2.9 As soon as reasonably practicable after Options have been granted the Board shall issue an Option certificate substantially in the form set out in Schedule 2 in respect of each Option which shall specify:

     2.9.1    the number of Shares comprised in the Option;

     2.9.2    the Date of Grant;

     2.9.3    the Subscription Price;

     2.9.4 save in the case of a Founder Option, details of the Performance Conditions; and

     2.9.5 the last date upon which notice to exercise the Option may be given, being not later than the day immediately preceding the tenth anniversary of the Date of Grant.

2.10 An Option shall be personal to the Option Holder and may not be transferred, assigned, charged, pledged or otherwise disposed of or dealt with. Any purported transfer, assignment, charge, pledge or other disposal or dealing with the Option shall cause the Option to lapse forthwith and each Option certificate shall carry a statement to this effect.

3.    SCHEME LIMITS

3.1 No Option, other than a Founder Option, shall be granted if immediately following such grant it would cause the aggregate of the number of Shares which have been or remain to be issued on the exercise of Options granted under the Scheme, excluding Founder Options, and the number of shares of the Company which have been or remain to be issued pursuant to rights granted under any other Company Share Scheme in the preceding 10 years but, for the avoidance of doubt, excluding any rights granted under the Option Agreement, to exceed such number of shares as represents 10 per cent of the issued ordinary share capital of the Company immediately prior to the Date of Grant.

3.2 No Option, other than a Founder Option, shall be granted if immediately following such grant it would cause the aggregate of the number of Shares which have been or remain to be issued on the exercise of Options granted under the Scheme, excluding Founder Options, and the number of shares of the Company which have been or remain to be issued pursuant to rights granted in the preceding 10 years under any other share option scheme (other than a savings related share option scheme) but, for the avoidance of doubt, excluding any rights granted under the Option Agreement, to exceed such number of shares as represents 5 per cent of the issued ordinary share capital of the Company immediately prior to the Date of Grant.

3.3 The aggregate number of Shares that may be the subject of Founder Options granted under the Scheme and any rights granted under the Option Agreement shall not exceed 14,550,000 Shares.

4.    PERSONAL LIMITS

4.1 Save in the case of a Founder Option, the number of Shares in respect of which an Option is granted to an Eligible Participant shall be limited, and the Option shall take effect so and to the extent that the aggregate Market Value of the Shares he may acquire pursuant to that Option when added to the aggregate Market Value of Subsisting Options previously granted under the Scheme (which for the purposes of this Rule 4.1 shall also include cancelled Options) to him and the aggregate market value of Shares he may acquire pursuant to any other unexercised rights obtained under any other Company Share Scheme (other than a savings related share option scheme or a profit sharing scheme) shall not exceed or further exceed four times the Eligible Participant's Total Remuneration for the Year of Assessment current at the Date of Grant.

4.2 For the purposes of this Rule 4 Market Value of Shares shall mean in the case of rights granted under other Company Share Schemes the market value of the shares subject to such rights at the time of the grant of the right as calculated in accordance with the rules of the relevant Company Share Scheme.

5.    EXERCISE AND LAPSE OF OPTIONS

5.1 Subject to this Rule 5 and Rules 6 and 8 an Option may be exercised at any time on or after the third anniversary and before the tenth anniversary of its Date of Grant.

5.2 An Option shall not be exercisable on or after the tenth anniversary of its Date of Grant under any circumstances whatsoever and every Subsisting Option shall lapse on the tenth anniversary of its Date of Grant.

5.3 The right to exercise an Option shall terminate immediately upon the Option Holder ceasing to be an Eligible Participant except where Rules
      5.4 or 5.5 apply .

5.4   Subject  to  Rule  5.2  where  an  Option   Holder  dies  his  personal
      representatives may exercise any unexercised Options held by him within 12 months of the date of death.

5.5   Where an Option Holder ceases to be an Eligible Participant:

      5.5.1  by reason of:

             5.5.1.1  injury, disability or pregnancy; or

             5.5.1.2  redundancy;

             5.5.1.3  retirement on or after the Expected Retirement Date;

             5.5.1.4 the company by which the Option Holder is employed ceasing to be a Participating Company; or

             5.5.1.5 the transfer of the business in which the Option Holder is employed to a person other than a Participating Company; or

        5.5.2 where the circumstances are not as described in Rules 5.5.1.1 to 5.5.1.5 and the Remuneration Committee in its absolute discretion decides not later than 30 days after the date on which the Option Holder ceases to be an Eligible Participant to allow that Option Holder to exercise any Subsisting Option then held by him any Subsisting Option may be exercised no later than 6 months after the date of such cessation.

5.6 Save where Rules 5.4, 5.5 or 6 apply the exercise of any Option shall be conditional upon the relevant Performance Conditions having been fulfilled to the satisfaction of the Remuneration Committee or in the case of a Founder Option, subject to the conditions of Rule 2.2.

5.7 The Company shall notify each Option Holder in writing on each occasion that the accounts of the Company are distributed to its shareholders as to whether or not the Performance Conditions have been satisfied in respect of the then immediately preceding 3 year period.

5.8 An Option shall lapse upon the earliest occurrence of any of the following events insofar as it has not been exercised:

     5.8.1  the tenth anniversary of the Date of Grant;

     5.8.2  the first anniversary of the Option Holder's death;

     5.8.3 the expiry of 6 months from the date on which an Option Holder ceases to be an Eligible Participant where Rule 5.5 applies;

     5.8.4 the earliest date upon which the Option is expressed to lapse under Rule 6;

     5.8.5  the date of an event specified in Rule 2.10; or

     5.8.6  the Option Holder being adjudicated bankrupt.

6.   TAKEOVERS AND LIQUIDATIONS

6.1 If any person obtains Control of the Company as a result of making a general offer:

     6.1.1 to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

     6.1.2 to acquire all the shares in the Company which are of the same class as the Shares then subject to the remaining provisions of this Rule 6 any Subsisting Option may be exercised within the Appropriate Period and to the extent that it has not been exercised by the end of the Appropriate Period the Option shall lapse immediately upon the end of the Appropriate Period.

6.2 In the event that notice is given to the shareholders of the Company of a resolution to approve (subject to sanction by the Court) a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies pursuant to Section 425 of the Act ("the Reconstruction Scheme") then any Option Holder may serve notice to exercise his Subsisting Options at any time during the Appropriate Period and to the extent that an Option has not been exercised by the end of the Appropriate Period it shall lapse immediately upon the end of the Appropriate Period.

6.3 If any person becomes bound or entitled to acquire Shares in the Company under Sections 428 to 430F of the Act then any Subsisting Option may be exercised at any time during the Appropriate Period and to the extent that it has not been exercised by the end of the Appropriate Period the Option shall lapse immediately upon the end of the Appropriate Period.

6.4 If as a result of the events specified in Rules 6.1 or 6.2 a company has obtained Control of the Company or if a company has become bound or entitled as mentioned in Rule 6.3 the Board shall seek the agreement of that other company ("the Acquiring Company") or a company which has Control over the Acquiring Company and if such agreement is obtained each unexercised Option ("Old Option") may within the Appropriate Period applicable to the relevant Rule be released in consideration of the grant of a new Option ("New Option") to acquire shares in the Acquiring Company or a company which has Control of the Acquiring Company which satisfies the following conditions:

    6.4.1 it is a right to acquire such number of such shares as has on acquisition of the New Option an aggregate Market Value equal to the aggregate Market Value of the Shares subject to the Old Option on its disposal;

    6.4.2 it has a subscription price per share such that the aggregate price payable on complete exercise equals the aggregate price which would have been payable on complete exercise of the Old Option; and

    6.4.3 it is otherwise identical in terms to the Old Option.

     The New Option shall for all other purposes of this Scheme be treated as having been acquired at the same time as the Old Option in consideration of the release of which it is granted and where any New Options are granted pursuant to this Rule 6.4 Rules 5, 6, 7, 8 and 10 and all definitions in Rule 1 as appropriate in those Rules shall in relation to the New Options be construed as if references to the Company and to the Shares were references to the company whose share capital includes shares over which the New Option has been granted and to the shares in that company but references to a Participating Company shall continue to be construed as if references to the Company were references to Huntingdon Life Sciences Group plc. Where in accordance with this Rule 6.4 Old Options are released and New Options granted the New Options shall not be exercisable in accordance with Rules 6.1, 6.2 and 6.3 above by virtue of the event by reason of which the New Options were granted.

6.5 In the event that notice is given to the shareholders of the Company of a resolution to be proposed for the voluntary winding up of the Company any Option Holder may serve notice to exercise, his Subsisting Options at any time up to the passing of the resolution provided that any such notice to exercise shall only be effective if the resolution is passed. If such resolution is duly passed all Options shall, to the extent that they have not been exercised, lapse.

6.6 For the purposes of this Rule 6 other than Rule 6.4 a person shall be deemed to have obtained Control of a Company if he and others acting in concert with him have together obtained Control of it.

6.7 The exercise of an Option pursuant to the preceding provisions of this Rule 0 shall be subject to the provisions of Rule 8 below.

7.    VARIATION OF SHARE CAPITAL

      In the event of any variation in the share capital of the Company by way of capitalization or rights issue or any consolidation sub-division or reduction of capital or otherwise by the Company the number of Shares subject to any Option and the Subscription Price for each of those Shares shall be adjusted by the Remuneration Committee subject (except in the case of a capitalization) to written confirmation by the Auditors that in their opinion such adjustment is fair and reasonable provided that:

      7.1 the aggregate amount payable on the exercise of an Option in full is not increased; and

      7.2 the Subscription Price for a Share is not reduced below its nominal value.

8.   MANNER OF EXERCISE OF OPTIONS

8.1 No Option shall be exercisable save in accordance with the then current Model Code for Securities Transactions by Directors of Listed Companies issued by the London Stock Exchange.

8.2 Subject to the provisions of Rule 5 and this Rule 8 an Option may be exercised at any time in whole or in part but not unless the Remuneration Committee otherwise permits in respect of less than 10 per cent of the Shares the subject of the Option unless such smaller percentage represents all the remaining Shares under the Option by the Option Holder or (as the case may be) his personal representatives giving a notice of exercise to the Company substantially in the form set out in Schedule 3 accompanied by the appropriate payment and the relevant Option certificate and shall be effective on the date of its receipt by the Company ("exercise date") provided that wherever relevant the Performance Conditions shall first have been fulfilled to the satisfaction of the Remuneration Committee.

8.3 No Option shall be capable of being quoted or dealt in on any stock exchange.

8.4 Shares shall be allotted and issued pursuant to a notice of exercise within 42 days of the exercise date. Save for any rights determined by reference to a date preceding the date of allotment such Shares shall rank pari passu with the other shares of the same class in issue at the date of allotment and will be subject to all the provisions of the Articles of Association of the Company relating to voting, dividends, transfer or otherwise.

8.5 When an Option is exercised only in part the balance shall remain exercisable on the same terms as originally applied to the whole Option and a new Option certificate representing the balance shall be issued by the Company as soon as possible after the partial exercise.

8.6 Where relevant, within 28 days after Shares have been allotted pursuant the exercise of an Option the Company shall make application to the Council of the London Stock Exchange for the admission to the Official List of the Shares allotted and issued following such exercise.

8.7 It shall be a condition of participation in the Scheme that in the event of an Option Holder ceasing to be an Eligible Participant (for whatever reason) he shall not be entitled to any compensation whatsoever by reason of any termination or alteration of rights or expectations under the Scheme whether such compensation is claimed by way of damages for wrongful dismissal or breach of contract or for loss of office or otherwise howsoever. Participation in this Scheme by an Option Holder is a matter entirely separate from any pension right or entitlement he may have and from his terms or conditions of employment and participation in this Scheme shall in no respects whatever affect in any way an Option Holder's pension rights or entitlement or terms or conditions of employment.

9.  TAXATION

9.1 If a Tax Liability arises in respect of an Option the Company shall be entitled to deduct to the extent permitted by law such amount(s) from any payment due to be made by the Company or any company which controls or is controlled by the Company to or in respect of the Option Holder in respect of that Option during the same calendar month or other relevant period in which the event occurs or in any subsequent calendar month or such relevant period in order to satisfy and discharge the Tax Liability whether or not such payment is of an income or capital nature.

9.2 If and to the extent the Tax Liability referred to in Rule 9.1 is of income tax which exceeds the amount from which deductions in respect thereof can be made in any one period referred to in Rule 9.1 in respect of the Option Holder concerned, that Option Holder shall pay or reimburse the Company for the amount of the excess on demand or within such period as may be specified in any written notice given by the Company.

9.3 Where a Tax Liability arises in respect of the exercise of an Option, the Board may, without prejudice to the Company's rights under Rule 9.1 and Rule 9.2, by written notice to the Option Holder concerned nominate as his bare trustee any person (the "Bare Trustee") to sell such number of Shares issued upon the exercise of the Option as may be required in order to discharge the Tax Liability and any other liability (including costs) connected with the said sale and the Bare Trustee shall pay an amount equal to the Tax Liability to the Company and otherwise discharge any other said liability to the extent that the net proceeds from the said sale permit.

10.  ADMINISTRATION AMENDMENT AND TERMINATION

10.1 The Scheme shall be administered by the Remuneration Committee whose decision on all disputes shall be final.

10.2 The Board may from time to time make amendments to these Rules provided that:

     10.2.1 no amendment may detrimentally affect an Option Holder as regards any Subsisting Option held by him on the date of the amendment being made except with the consent in writing of (a) in the case of a Founder Option, the holder of that Founder Option and
             (b) in every other case such Option Holders who, assuming they exercise their Options in full, would thereby become entitled to not less than three quarters in nominal amount of all the Shares which would fall to be allotted upon exercise in full of all Subsisting Options; and

     10.2.2 except with the prior sanction of the Company in general meeting no such modification or variation shall extend the class of person eligible for the grant of Options or alter to the advantage of Option Holders
              (present  or future)  Rules 2.1,  2.2,  2.3,  2.7, 3, 4, 7 or the  definitions  of  "Eligible  Participant",
              "Participating Company" or "Subscription Price" except for minor amendments to benefit the administration of the Scheme, to comply with or take account of any proposed or existing legislation or law or to obtain or maintain favourable tax, exchange control or regulatory treatment for Option Holders (present or future) or for any Participating Company; and

     10.2.3 written notice of any alteration made in accordance with this Rule 10.2 shall be given to all Option Holders

10.3 The cost of establishing and operating the Scheme shall be borne by the Participating Companies in such proportions as the Board shall determine.

10.4 The Company in general meeting or the Board may at any time resolve to terminate this Scheme in which event no further Options shall be granted but the provisions of this Scheme shall continue in force in relation to Subsisting Options.

10.5 The Company shall at all times keep available sufficient authorised and unissued Shares to satisfy the exercise to the full extent still possible of all Options which have neither lapsed nor been fully exercised taking account of any other obligations of the Company to issue unissued Shares.

10.6 Any notice to be given pursuant to the terms of these Rules must be given in writing to the party due to receive such notice at (in the case of the Company) its registered office from time to time or (in the case of an individual) his address as notified to the Company from time to time. Notice must be delivered personally or sent by first class pre-paid recorded delivery or registered post (air mail if overseas) or by facsimile transmission and shall be deemed to be given in the case of delivery on delivery and in the case of posting (in the absence of evidence of earlier receipt) within 48 hours after posting (6 days if sent by air mail) and in the case of facsimile transmission on completion of transmission.

                                   SCHEDULE 1

                                 Letter of Grant

                           [The Company's Letterhead]

                                                              Date

To:       Eligible Participant


Dear  [name of Eligible Participant]

THE HUNTINGDON LIFE SCIENCES GROUP UNAPPROVED SHARE OPTION SCHEME
("the Scheme")

1 The Directors have granted you [an/four] option[s] [designated 'A'/'B'/'C'/'D' Options respectively] over [ ] ordinary shares [each] ("Shares") in the capital of Huntingdon Life Sciences Group plc ("the Company") under and subject to the rules of the Scheme ("the Option") which was approved and adopted by a written resolution of the shareholders of the Company on 199 . [Each of your options is a Founder Option for the purposes of the Rules.] A copy of the rules of the Scheme is enclosed herewith.

2 The subscription price per Share payable on the exercise of the Option is [12.5]/[]p. This subscription price is subject to adjustment under Rule 7 of the Scheme if the Company's share capital is altered or re-organised, in specified ways.

3     An Option certificate for[each of] your option[s] is enclosed herewith.

4 Under the rules of the Scheme ("the rules"), except in certain circumstances the Option may not be exercised earlier than three years from the Date of Grant.

5 [The Option may not be exercised unless the Performance Conditions attached to this letter have been fulfilled to the satisfaction of the Remuneration Committee except in certain circumstances permitted by the rules.][Your Founder Option may not be exercised unless the Market Value of the Shares is equal to or exceeds the relevant target price specified in the relevant option certificate. You should refer to Rule
     2.2 in connection with this.]

6 The Option shall not be exercisable save in accordance with the then current Model Code for Security Transactions by Directors of Listed Companies issued by the London Stock Exchange.

7 You may renounce the Option in whole or in part by signing (in the presence of a witness) and returning this letter together with the enclosed Option certificate to me before [date 21 days after the Date of Grant].


Yours faithfully,


 .....................
Secretary


[NOTE:   Performance Conditions must be attached to this letter]


                                  RENUNCIATION


I [PRINT NAME] hereby renounce the Option [in whole]/[in respect of Shares]. I am returning with this letter the certificate in respect of the Option referred to above.


SIGNED as a DEED by [NAME] in the presence of:


Signature:

Name:

Address:


Occupation:

                                   SCHEDULE 2

                           Option Certificate Number:


                      Incorporated under the Companies Acts

                Registered in England and Wales under Number [ ]

                    TOTAL NUMBER OF ORDINARY SHARES OF p EACH

               INCLUDED IN THIS ['A'/'B'/'C'/'D'] OPTION (number)



This is to certify that (name) was granted an ['A'/'B'/'C'/'D'] Option on the day of to subscribe for ordinary shares of [ ]p each in the capital of the Company ("Shares") at a Subscription Price of [12.5P]/[ ]per Share giving an aggregate Subscription Price of (pound) upon the terms of the Huntingdon Life Sciences Group Unapproved Share Option Scheme ("the scheme"). The Option may be exercised only at the times and in the circumstances and manner permitted by the rules of the Scheme and cannot be transferred, assigned, charged, pledged or otherwise disposed of or dealt with. Any purported transfer, assignment, charge, pledge or other disposal or dealing with shall cause the Option to lapse forthwith.

[This  ['A'/'B'/'C'/'D']  Option is subject to the conditions specified in Rule
2.2 and cannot be exercised until the Market Value of a Share is equal to or more than 25/50/75/100 pence.]


THE COMMON SEAL of
HUNTINGDON LIFE
SCIENCES GROUP plc was affixed to this deed in the presence of:

Director

Secretary


Date .........................

NOTE:

(1) A form of exercise on the Option is printed overleaf. This certificate must be surrendered on the exercise, in whole or in part, of the Option.

(2) The number and/or description of shares covered by this Option and/or the Subscription Price may be varied in accordance with the Rules of the Scheme.

(3) Notice to exercise this Option must be given by [date no later than the day before the tenth anniversary of the Date of Grant].

(4) The right to exercise this Option shall be subject to the due satisfaction of the Performance Conditions specified on the attached sheet.

                                   SCHEDULE 3

                                Form of Exercise


                (TO BE PRINTED ON REVERSE OF OPTION CERTIFICATE)
                 PLEASE READ THE NOTES AT THE FOOT OF THIS FORM
                         CAREFULLY BEFORE COMPLETING IT


                                FORM OF EXERCISE


The Secretary
Huntingdon Life Sciences Group plc


I, the undersigned, having become entitled so to do hereby exercise the ['A'/'B'/'C'/'D'] Option referred to overleaf in respect of Shares comprised in the Option upon the terms of the Huntingdon Life Sciences Group Unapproved Share Option Scheme ("the Scheme") and agree to accept the Shares to be allotted and issued pursuant to this Form of Exercise subject to and in accordance with the Memorandum and Articles of Association of the Company and hereby request you to place my name on the Register of Members in respect thereof.

I enclose a remittance for (pound) being the aggregate Subscription Price payable for the Shares in respect of which the Option is now exercised at the Subscription Price per Share specified overleaf.

For the avoidance of doubt, I hereby agree that Rule 9 of the rules of the Scheme may be applied by the Company and the Board at their discretion in respect of the Option hereby exercised.

If applicable, I hereby request you to despatch a balance certificate for the Option to subscribe for any Shares included in the Option referred to overleaf and not exercised on this occasion, by post at my risk to the address mentioned below.


Signature .....................................


Surname ......................................


Forename(s) .................................


Address .......................................

 ...................................................

Note:

(1) Although the Option referred to overleaf is personal to the holder named overleaf it may be exercised by his personal representative(s) if he dies while it is still capable of exercise provided the personal representative(s) does/do so before the expiration of twelve months from the date of the holder's death or ten years from the date of its grant (if sooner). If there are more than one, each of the personal representatives must sign this form.

(2) Options must be exercised in respect of whole numbers of Shares. Please indicate the number of Shares you wish to subscribe on this occasion which must not exceed the number of Shares comprised in the Option. In any event you will be deemed to have exercised your rights in respect of that whole number of Shares which can be subscribed with the moneys represented by your remittance.

(3) The remittance should be for an amount equal to the aggregate Subscription Price, being the Subscription Price per Share shown overleaf, multiplied by the number of Shares applied for.